Exhibit 10.32

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into by LifeStance Health Group, Inc. (“LifeStance”) LifeStance Health, Inc. (the “Company”, and collectively with LifeStance and its affiliates, the “Company Group”) and J. Michael Bruff (“Employee”) on November 2, 2022 (the “Signing Date”).

RECITALS

A. Employee and the Company Group have agreed to transition Employee’s role from Chief Financial Officer and Treasurer of the Company to Business Transformation Officer of the Company effective on November 10, 2022 (the “Transition Date”) with the expectation that Employee shall continue in such new role until a Separation Date (as defined below) and that, on a Separation Date, Employee’s employment with the Company Group will cease;

B. Employee and the Company Group desire to resolve all disputes that may exist between them, whether known or unknown, including, but not limited to, disputes relating to Employee’s employment relationship with the Company Group and the termination of that employment relationship by the Company Group. To that end, Employee and the Company Group agree as set forth below.

AGREEMENT

A)
Transition and Final Compensation. Employee acknowledges that from the Transition Date through a Separation Date, Employee will serve as Business Transformation Officer of the Company. From the date hereof until a Separation Date, the terms of the Amended and Restated Employment Agreement between the Company and Employee entered into as of March 3, 2021 (the “Employment Agreement”) shall continue in effect, except as expressly modified by this Agreement, including Employee’s new role as Business Transformation Officer of the Company. From the date of this Agreement until a Separation Date, Employee will at all times continue to devote his best professional efforts to the Company as Business Transformation Officer. Employee acknowledges that Employee’s employment with the Company Group will continue until terminated by either the Company or Employee (the actual date of Employee’s termination of employment, the “Separation Date”). Regardless of whether Employee signs this Agreement, the Company will, in accordance with State law, pay Employee (i) Employee’s base salary for the final payroll period of Employee’s employment, through a Separation Date, and (ii) reimbursement for business expenses incurred by Employee but not yet paid to Employee as of a Separation Date, in accordance with the Company Group’s reimbursement procedures and practices in effect from time to time; provided, that Employee submits all expenses and supporting documentation required within ten (10) days of a Separation Date. Employee acknowledges and agrees that nothing contained in this Agreement, including, but not limited to the transition in role from Chief Financial Officer of the Company to Business Transformation Officer of the Company or any future termination from the Company for any reason, shall give rise to a claim for “Good Reason” under the Employment Agreement, the LifeStance Health Group, Inc. Severance and Change in Control Policy (the “Severance Policy”) or any equity-related plan or agreement, or for any other purpose or otherwise entitle the Employee to any benefits or payments not explicitly provided for herein.

B)
Separation Consideration. In consideration of Employee entering into this Agreement and complying with Employee’s obligations under this Agreement and any other agreements with the Company Group, and subject to Employee not revoking this Agreement and executing and not revoking the Release (as defined below), the Company agrees to (i) (A) not require Employee to repay $1.5 million of the sign-on bonus set forth in Section 4(f) of the Employment Agreement and (B) accept the surrender of the number of vested shares of LifeStance common stock with a value of $982,303 as of the Signing Date (based on the closing price of a share of LifeStance common stock on Nasdaq on such date, or the immediately preceding date for which a closing price is reported if no closing price is reported on such date) in full satisfaction of the remaining repayment obligation related to the sign-on bonus set forth in Section 4(f) of the Employment Agreement, (ii) not require Employee to repay the relocation payment set forth in Section 4(f) of the Employment Agreement, (iii) amend the Partnership Interest Award Agreements dated March 3, 2021, as amended, as set forth on Exhibit A hereto (the “RSA Amendment”) to provide for accelerated vesting of the time vesting portion of such Partnership Interest Awards ordinarily scheduled to vest through March 8, 2023 (without regard to any accelerated vesting), as of the Signing Date (with Employee not otherwise being entitled to any other vesting of such award through a Separation Date or otherwise, except as may be provided in the following sentence) and (iv) amend the Restricted Stock Unit Award Agreement dated April 25, 2022, as amended, as set forth on Exhibit B hereto (the “RSU Amendment”) to provide for accelerated vesting of the time vesting portion of such Restricted Stock Unit Award Agreement ordinarily scheduled to vest through April 1, 2023 as of the Signing Date (with Employee not otherwise being entitled to any other vesting of such award through a Separation Date or otherwise, except as may be provided in the following sentence). In addition, if a Change in Control (as defined in the Severance Policy) occurs within six months following a Separation Date, Employee shall be entitled to receive the severance payments and benefits set forth in the Severance Policy to the extent incremental to the benefits provided herein. The compensation and benefits provided under this Agreement are collectively referred to herein as the “Separation Consideration.”
C)
No Further Compensation. The parties agree that the Separation Consideration is in complete satisfaction of any and all compensation or benefits due to Employee from the Company Group, whether for services provided or otherwise, through a Separation Date, and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid or provided to Employee.
D)
General Release by Employee. In consideration of LifeStance and the Company entering into this Agreement and providing the Separation Consideration, Employee agrees as follows:
a)
Employee acknowledges that the terms of this Agreement provide Employee rights that are greater than, and are in lieu of, those that might be available under any other agreements with the Company Group or under any the Company Group’s severance or separation pay plans and programs for which Employee is eligible (collectively the “Other Agreements and Programs”). Employee acknowledges that Employee will not be entitled to, and does hereby waive, any rights under the Other Agreements and Programs, including, but not limited to any severance payments under the Employment Agreement and the Severance Policy (except as expressly set forth herein). Employee also acknowledges that this Agreement is intended to, and shall, supersede and replace any other compensation due to Employee now or in the future under the Other Agreements and Programs. Further, Employee acknowledges and agrees that (i) Sections 7, 8, 9 and 10 of the Employment

Agreement and (ii) Section 5 of the Partnership Interest Award Agreements are hereby incorporated by reference into this Agreement and form a part hereof.
b)
In exchange for the Separation Consideration, Employee, on behalf of Employee and Employee’s affiliates, predecessors, successors, heirs, agents and assigns, hereby irrevocably and unconditionally releases, waives and forever discharges the Company Group and its affiliates, shareholders, predecessors, successors, assigns, representatives, officers, directors, agents, employees, and any other person or entity affiliated, connected or associated with or in any way related to the Company Group (collectively “Releasees”), from all legal, statutory, and equitable claims and from all causes of action, suits, obligations, liabilities, demands, complaints, damages, losses, debts, costs and expenses, known or unknown, suspected or not, which Employee may have or claim to have (regardless of whether Employee has asserted or is aware of the claim) through, or based on any set of facts in existence on, the date that Employee signs this Agreement, including those relating in any way to either Employee’s employment relationship or termination of employment relationship with the Company Group or any other matter. The parties intend that this release shall be broadly construed in favor of the Company Group and the Releasees.
c)
This release includes all claims arising under any federal, state, county or local law prohibiting employment relationship discrimination on the basis of age, color, disability, ethnic or national origin, marital status, military status, race, religion, sex, sexual orientation, or other factor. The release specifically includes all claims under the federal Age Discrimination in Employment Act, as well as under the federal Family and Medical Leave Act, the any applicable state Law Against Discrimination, and the any applicable state Equal Pay Act(s), that arose or accrued before Employee signed this Agreement. The release also includes all claims arising under any other statute, tort, contract, promise, or representation, written or oral, including claims for wrongful or retaliatory termination, actual or punitive damages, compensation, commissions, bonuses, severance, vacation pay or other paid leave or time off, payments or other benefits under employee pension and welfare benefit plans, and attorneys’ fees and costs. The foregoing release does not apply to any claims arising under this Agreement.
d)
The release does not waive any rights provided by this Agreement and to benefits that are fully accrued and vested. It also does not waive claims or rights that as a matter of law cannot be waived by this Agreement, including filing a charge with, testifying, or participating in an investigation conducted by certain government agencies. It does, however, waive any right to monetary recovery if any agency (such as the U.S. Equal Employment Opportunity Commission) pursues any claims on Employee’s behalf. Employee acknowledges and agrees that Employee has disclosed any potential non-compliance with laws or regulations that Employee is aware of as of the date hereof to the Company Group’s Chief Compliance Officer.
e)
Notwithstanding the foregoing, Employee does not waive rights, if any, Employee may have to unemployment insurance benefits or workers’ compensation benefits. Nothing in this paragraph prohibits Employee from paying COBRA premiums to maintain Employee’s participation, if any, in the Company Group’s group health plan to the extent allowed by law and by the terms, conditions, and limitations of the health plan.
f)
For the purpose of implementing a full and complete release and discharge of the

Releasees, Employee expressly acknowledges that, except as provided herein, this Agreement is intended to include in its effect, without limitation, all claims that Employee did not know of or suspect to exist in Employee’s favor at the time of the execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would have materially affected the settlement of this matter, and that the consideration received from each other was also for the release of those claims and contemplates the extinguishment of any such claims.
E)
Continued Protection of Confidential Information. Employee agrees that, other than in connection with the proper performance of his duties through a Separation Date, Employee will not at any time, directly or indirectly, without written authorization from the Company Group, make use of or disclose to any Person any business-related, proprietary, secret and/or confidential information, knowledge, trade secrets, or other confidential data relative to the business, products, services, practices, or patients or customers of the Company Group or its affiliates coming within Employee’s possession during Employee’s employment relationship with the Company Group. Such information includes, but is not limited to, trade secrets, salaries, financial information, patient information, marketing information, pricing, sales information, personal employee information, or any other information of a similar confidential, sensitive or competitive nature. As used herein, “Person” means an individual, corporation, partnership, limited liability Company, or other form of business entity. Employee acknowledges that nothing in this Agreement shall alter or affect Employee’s continuing obligations under any non-disclosure agreement or non-competition agreement Employee executed during Employee’s employment relationship with the Company Group.
F)
No Pending Proceeding. Employee represents and warrants that Employee has not filed any complaints, charges, or claims for relief against the Company Group or any other Releasee with any local, state or federal court or administrative agency that currently are outstanding. Employee agrees that if Employee has done so, Employee will forthwith dismiss all such complaints, charges and/or claims for relief with prejudice. Employee furthers agrees and covenants not to bring any complaints, charges or claims against the Company Group or any other Releasee with respect to any matters arising out of Employee’s employment relationship with the Company Group or the termination of that employment relationship by the Company Group. Employee further represents that Employee is not aware of any injury or disease that may have arisen out of Employee’s employment relationship with the Company Group for which a workers’ compensation claim or proceeding may be filed by or for Employee’s after signing this Agreement.
G)
Non-Disparagement. Employee agrees that Employee will not disparage or criticize the Company Group or any other Releasee, or their products, services, practices, business affairs and/or financial condition, to any third person or entity.
H)
Return of Separation Consideration. Employee agrees that if Employee breaches any provision of this Agreement or any other obligations to the Company Group, or if Employee does not execute, without revoking, the Release (as defined below), Employee will not be entitled to, and therefore will not receive (and will be obligated to return, to the extent already received, upon request by the Company Group), any of the Separation Consideration and Employee will forfeit any entitlement the Separation Consideration.
I)
No Admission. Employee, LifeStance and the Company acknowledge that this Agreement does not constitute an admission of any fault, liability or wrongdoing by the Company Group or any other Releasee, nor an admission that Employee has any claim whatsoever against the Company Group or any other Releasee. LifeStance, the Company and all other Releasees specifically deny any liability to, or wrongful acts against, Employee.
J)
Authority. Employee represents and warrants that he has not previously assigned, conveyed or pledged to any third person any claims released by this Agreement, and that he has full right and authorization to waive, relinquish and compromise those claims as set forth above.
K)
Waiver. No waiver, express or implied, by either party of any breach of this Agreement shall be considered a waiver of any other breach.
L)
Complete Agreement. Both Employee and the Company Group agree that this Agreement contains the entire agreement and understanding between them concerning the subject matter hereof, and that this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations. Except as set forth in the proceeding sentence, the Company Group and Employee agree and acknowledge that none of LifeStance, the Company, Employee, nor any agent or attorney of either, has made any representation, warranty, promise or covenant whatsoever, express or implied, not contained in this Agreement, to induce the other to execute this Agreement.
M)
Attorneys’ Fees. Both Employee and the Company Group agree that in the event that a dispute shall arise concerning this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all attorneys’ fees and costs incurred by the prevailing party in connection with such dispute, regardless of whether such dispute results in the filing of a lawsuit.
N)
Choice of Law. Employee, LifeStance and the Company agree that this Agreement, and any claims related to this Agreement, and/or Employee’s employment relationship with the Company Group, whether such claims are in the nature of tort, contract, or otherwise, shall be construed in accordance with the laws of the State of Washington.
O)
Venue. Employee, LifeStance and the Company consent and submit to the jurisdiction of any state or federal court of the State of Washington in any action or proceeding arising out of, or related in any way to, this Agreement. Employee, LifeStance and the Company waive any right they may have to contest the personal jurisdiction of the courts of the State of Washington. Employee, LifeStance and the Company agree that all claims of whatever type arising out of, or related in any way to, this Agreement, the employment relationship between Employee and the Company Group, or the termination of that relationship shall be brought exclusively in a state or federal court in King County, Washington. Employee, LifeStance and the Company waive any defense of inconvenient forum to the maintenance of any action or proceedings so brought, and waive any bond, surety, or other security that might be required of any party. Employee, LifeStance and the Company each agree that if any action or proceeding arising out of, or related in any way to, this Agreement is brought in any other court or forum other than a state or federal court in King County, Washington, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party’s legal fees and costs.
P)
Acknowledgment. Employee acknowledges that Employee has read this Agreement carefully and that Employee fully understands this Agreement. Employee acknowledges that Employee has executed this Agreement voluntarily and of Employee’s own free will, and that Employee is knowingly and voluntarily releasing and waiving all claims Employee may have against the Company Group and any other Releasee.
Q)
Headings. The headings appearing in this Agreement are solely for the convenience of the reader and shall not affect the interpretation or meanings of the provisions set forth.
R)
Counterpart Originals. This Agreement may be executed in counterparts, which together will be considered one document. A facsimile signature shall be deemed an original signature.
S)
Waiver and Revocation. You are advised that this Agreement specifically refers to rights and claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 626(f)(1)(F)(i), you have twenty-one (21) days in which to consider the terms of this Agreement and to consult with your attorney. Pursuant to 29 C.F.R. § 1625.22(e)(6), you may knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in 29 U.S.C. § 626(f)(1)(F)(i) if you choose to execute this Agreement before the expiration of such period. Pursuant to 29 U.S.C. § 626(f)(1)(G), you will have seven (7) days after your execution of this Agreement to revoke the ADEA portion of this Agreement. If you elect to so revoke the ADEA portion of this Agreement, you shall contact the Company Group immediately. In the event you revoke your Agreement, you will not receive the compensation specified in Section 2.
T)
Effective Date. This Agreement shall become effective as of the date Employee executes it or, with respect to the ADEA portion of this Agreement, the date that is seven (7) days after Employee’s execution of this Agreement. In addition, Employee agrees to execute a release of claims in a form provided by the Company Group substantially in the form of the release of claims included in this Agreement (the “Release”), attached as Exhibit C, within five (5) days following a Separation Date and agrees that Employee must repay and forfeit any portion of the Separation Consideration received prior to a Separation Date, in the event Employee fails to execute the Release as specified herein (or in the event Employee revokes the Release following execution of it). Employee acknowledges that Employee has sufficient opportunity of at least twenty-one (21) days in which to consider and consult with Employee’s attorney regarding the terms of this Agreement and the terms of the Release.

[SIGNATURE PAGE FOLLOWS]

LifeStance Health Group, Inc.

By:	/s/ Ryan Pardo	/s/ J. Michael Bruff
Its:	Chief Legal Officer, Vice President and Secretary	J. Michael Bruff
Date:	November 2, 2022

Exhibit A

RSA Amendments

Exhibit B

Amendment to Restricted Stock Unit Award Agreement

Exhibit C

General Release and Waiver of Claims

For and in consideration of certain benefits to be provided to me under the Separation and General Release Agreement between me, LifeStance Health Group, Inc. (“LifeStance”) LifeStance Health, Inc. (the “Company”, and collectively with its Affiliates, including LifeStance, the “Company Group”), dated as of [Date] (the “Agreement”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company Group, and all of its past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, predecessors, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Released Parties, or any of them, of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of my employment and/or other relationship with the Company Group, or the termination of such employment and/or other relationship, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which I have provided services to the Company Group (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims. For purposes of this Release of Claims, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by me or by anyone else on my behalf. I further understand that nothing contained in this Release of Claims shall be construed to limit, restrict or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity. Subject to this paragraph, I agree that (a) I will not disclose this Release of Claims or any of its terms or provisions, directly or by implication, except to members of my immediate family and to my legal and tax advisors, and then only on condition that they agree not to further disclose this

Release of Claims or any of its terms or provisions to others and (b) I will not disparage or criticize any member of the Company Group, their business, their management or their products or services.

I acknowledge and agree I have received any and all compensation and benefits due to me from the Company Group, whether for services provided to the Company Group, under the Agreement, or otherwise, through the date that my employment with the Company Group terminated. I further acknowledge that, except as expressly provided hereunder, no further compensation or benefits are owed or will be provided to me by the Company Group.

I represent and warrant that I have returned to the Company Group all documents, property and records owned by, belonging to or created by the Company Group, or any other Releasee, and all copies thereof (the “LifeStance Property”). I also represent and warrant that I have not retained any copies of any LifeStance Property and that I have no LifeStance Property in my possession, custody or control. The LifeStance Property includes, but is not limited to, keys, wares, products, complete and/or partial documents, correspondence, reports, memoranda, notes, software, computer disks, manuals, computerized information and reports. Further, from and after a Separation Date, I acknowledge and agree that I shall not access any systems or vendor portals of the Company Group..

I agree that I will not disparage or criticize the Company Group or any other Releasee, or their products, services, practices, business affairs and/or financial condition, to any third person or entity.

I acknowledge that I will continue to be bound by my obligations under the Agreement and under any agreement between me and any member of the Company Group that survive the termination of my employment by the terms thereof (the “Continuing Obligations”). I further acknowledge that the obligation of the Company to make payments to me or on my behalf under Section 2 of the Agreement, and my right to retain the same, are expressly conditioned upon my continued full performance of the Continuing Obligations.

I understand that I must sign this Release of Claims, if at all, within five (5) days of the date hereof, and in no event prior to the date that my employment with the Company Group terminates. I acknowledge that this Release of Claims creates legally binding obligations, and that the Company Group has advised me to consult an attorney before signing it. In signing this Release of Claims, I give the Company Group assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any of the other persons described in the third sentence of the second paragraph hereof; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to the Ryan Pardo, Chief Legal Officer, prior to the end of the seven (7)-day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence. This Release constitutes the entire agreement between me and the Company Group and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to my employment, its termination and all related matters, excluding only the Continuing Obligations, which shall remain in full force and effect in accordance with their terms.